Exhibit 99.1
Call To Action We have dedicated this news-letter to address legislative issues that will have a major impact on FUEL and the ethanol industry as a whole. We need you as a stockholder and tax payer to get involved! Contact your legislators and let them know that we need their support and vote on pending legislation.
Please go to www.firstunitedethanol.com under the Investor Relations tab and register your email address so that we can communicate with you in a more timely and cost-efficient manner. We will email you a form letter that you can use to contact your legislators. Following up with a phone call will increase their awareness of the impact their decisions have on all of us.
We are hosting an educational update session for our legislative assistants on April 27 in order to brief them on these important issues. We want to reach as many legislators as possible so we need your help. If you have a connection with your legislator or a particular legislative assistant, please call Alicia Shirah at 229-522-2822 or send her an email at alicia@firstunitedethanol.com so that we can invite someone from their office to our event. Please respond in a timely manner so that we can give them enough time to make plans to attend. We need your help to spread the word to our legislators so please take the time to get involved!
What Indirect Land Use Change?
According to stats from the Food and Ag Org. of the UN & USDA, 2009 U.S. ethanol production required less than 1% of global cropland. FAO just released a similar report that states world deforestation, mainly the conversion of tropical forests to ag land, has decreased over the past ten years. A Nov 2009 report from Brazil’s National Institute for Space Research reported a 46% decrease in deforestation rates from Aug 2008 to Aug 2009. By comparison, U.S. ethanol production increased 12% over the same time period. These figures lend credence to reports that the majority of deforestation results from illegal logging, cattle ranching and subsistence farming, not U.S. ethanol production.
Political Action Agenda The ethanol industry is actively answering America’s call to create clean energy from renewable resources. We need you to answer a call to action by contacting your legislators regarding these issues which will affect our industry’s immediate future.
•
E15 EPA delayed its decision to increase blend rates to 15% until late summer 2010, citing the need to continue its study of the impact of increased ethanol levels on vehicle engines. Scientific-based research proves that blends of 15% are safe and effective for use in all vehicles. Congress implemented the Renewable Fuel Standard, thereby asking the ethanol industry to ensure production levels of 10.5 billion gallons by 2009, and we met the challenge. We now face a blend wall, created by limitations on blending rates of 10%. By encouraging EPA to increase blend levels to 15%, Congress can ensure that the ethanol industry will continue to grow and meet future RFS goals including 12 billion gallons in 2010.

•
The Volumetric Ethanol Excise Tax Credit (VEETC) is a $.45 per gallon tax credit available to blenders of ethanol. It encourages blenders (including oil companies) to implement the necessary infrastructure to blend and sell ethanol in gasoline. This highly effective and profitable incentive program (see pg. 2 Contribution of the Ethanol Industry to the Economy of the US) is set to expire at the end of 2010. Congress must extend the VEETC to encourage continued blending of ethanol which will help the industry grow, resulting in more jobs and economic growth.

•
Import Tariff The U.S. places a $.54/gallon tariff on imported ethanol. A tariff is necessary to offset the value of the VEETC tax credit, which is available to all sources of ethanol regardless of their origins, preventing American taxpayers from subsidizing ethanol production in countries like Brazil, which already provides ample government support and protectionist tariffs on ethanol imports. Brazil charges a protective tariff of 20% ad valorem, compared to the U.S. ad valorem of 2.5% which is lower than any other country in the world. Congress must extend the tariff in tandem with the tax credit to encourage U.S. ethanol production. We certainly don’t want to trade our addiction to oil for an addiction to imported ethanol. Either way, we lose.

On Mar 25, U.S. Reps. Pomeroy (D-N.D.) and Shimkus (R.Ill.) introduced H.R. 4940 which would extend the VEETC and tariff for 5 years. We have a list of reps. on our website who have co-sponsored the bill. Ask your rep. to co-sponsor the bill and ask your Senators to co-sponsor similar legislation soon to be introduced in the Senate.
Studies indicate that failure to extend the VEETC and tariff will cause ethanol prices to fall $.30 to $.50/gallon which will result in lower production. What does that mean for FUEL? Without a commensurate drop in corn prices, it will be very, very tough to make a profit!

FUEL FACTS
Contribution of the Ethanol Industry to the Economy of the US
FUEL’s Board of Directors recently attended the Renewable Fuel Association’s National Ethanol Conference in Orlando. During the conference, John Urbanchuk of LECG LLC, a global expert services consulting firm that provides economic and policy analysis for organizations, presented The Contribution of the Ethanol Industry to the Economy of the United States for 2009. In the report, Mr. Urbanchuk recognizes ethanol producers as part of the manufacturing sector that adds substantial value to agricultural commodities produced in the US and makes a significant contribution to the American economy. Based on his calculations, the American ethanol industry added $53.3 billion to the nation’s Gross Domestic Product in 2009 and supported nearly 400,000 jobs in all sectors of the economy. His study shows that increased economic activity and new jobs resulted in higher income levels for American households with an additional $16 billion in “the pockets of American consumers.”
Mr. Urbanchuk’s study states that ethanol reduces our dependence on imported oil while reducing the U.S. trade deficit. The American ethanol industry produced 10.6 billion gallons in 2009, meaning the U.S. needed to import 364 million fewer barrels of oil in 2009 to manufacture gasoline, or roughly 5% of total U.S. crude oil imports. The value of the crude oil displaced by ethanol amounted to $21.3 billion. That is $21.3 billion that stayed within our national economy instead of being sent overseas.
The study examines the two major federal incentives in 2009, the VEETC, which is a $.45 tax credit paid to blenders, not ethanol producers, and the ethanol Small Producer Credit, paid to ethanol producers who produce 60 million gallons per year or less. The estimated cost of the two incentives in 2009 totaled $5 billion. However, increased GDP and higher household income generated an estimated $8.4 billion in tax revenue for the federal government, generating a $3.4 billion surplus for the Federal treasury. This federal program resulted in a 68% return on investment. This surplus doesn’t account for the $7.5 billion of additional tax revenue supplied to state and local governments that was generated by the ethanol industry nor does it include reduced farm subsidies paid to farmers as a result of a stronger corn market.
To read Contribution of the Ethanol Industry to the Economy of the United States by John M. Urbanchuk in its entirety, please visit our website at www.firstunitedethanol.com. It is under the Ethanol Information tab.
Check the latest commodity quotes and industry information at www.firstunitedethanol.com
This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”).
Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Limitations and restrictions contained in the instruments and agreements governing our indebtedness; Our ability to generate sufficient liquidity to fund our operations, debt service requirements and capital expenditures; Changes in the availability of credit to support the level of liquidity necessary to implement our risk management activities; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or automobile industries; Difficulties or disruptions we may encounter during the initial operating period at our plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in the availability and price of natural gas and corn, and the market for distillers grains; Changes in our business strategy, capital improvements or development plans; Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; and Competition from alternative fuel additives.
Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this communication. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.

You can view this newsletter online at www.firstunitedethanol.com	If you have questions or concerns, you can e-mail us at info@firstunitedethanol.com